                                                    ----------------------------
                                                           OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number:        3235-0145
                                                    Expires:     August 31, 1999
                                                    Estimated average burden
                                                    Hours per response ....14.90
                                                    ----------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. __________)*

                           PRIMUS KNOWLEDGE SOLUTIONS
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, par value $0.025
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   218868107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]     Rule 13d-1(b)

    [ ]     Rule 13d-1(c)

    [X]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-----------------------                                     --------------------
CUSIP NO.                                13G                 PAGE 2 OF    PAGES
-----------------------                                     --------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Trans Cosmos, Inc.          000000000
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Japanese foreign corporation
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      200,000 Shares
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   1,610,291 Shares (1)
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    200,000 Shares
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      1,610,291 Shares (1)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,810,291 shares(1)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        12.6%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        CO
--------------------------------------------------------------------------------

(1) Includes 493,225 shares beneficially owned by Trans Cosmos USA, Inc. and 857,331 shares beneficially owned by U.S. Information Technology Financing, L.P.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT.

-----------------------                                     --------------------
CUSIP NO.                                13G                 PAGE 3 OF    PAGES
-----------------------                                     --------------------


ITEM 1 (a). NAME OF ISSUER: Primus Knowledge Solutions, Inc.

ITEM 1 (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      1601 Fifth Avenue, Suite 1900
                      Seattle, WA  98101


ITEM 2 (a). NAME OF PERSON FILING: Trans Cosmos, Inc.

ITEM 2 (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                      Sumitomoseimei Akasaka Building
                      3-3-3, Akasaka, Minato-ku, Tokyo
                      107 Japan

ITEM 2 (c). CITIZENSHIP: Trans Cosmos, Inc. is a Japanese corporation.

ITEM 2 (d). TITLE OF CLASS OF SECURITIES: Common stock, par value $0.025

ITEM 2 (e). CUSIP NUMBER: 218868107

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A: Not applicable.

       (a) [ ]  Broker or dealer registered under Section 15 of the Exchange
                Act;

       (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

       (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

       (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

       (e) [ ]  An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

-----------------------                                     --------------------
CUSIP NO.                                13G                 PAGE 4 OF    PAGES
-----------------------                                     --------------------


ITEM 4. OWNERSHIP

   (a)   Amount Beneficially Owned: 1,810,291 shares (2)

   (b)   Percent of Class: 12.6% (2)

   (c)   Number of Shares as to which Such Person has:

         (i)    sole power to vote or to direct the vote      200,000 shares

         (ii)   shared power to vote or to direct the vote  1,610,291 shares (2)

         (iii)  sole power to dispose or to direct the
                disposition of                                200,000 shares

         (iv)   shared power to dispose or to direct the
                disposition of                              1,610,291 shares (2)

----------------
        (2) Based upon 14,318,999 shares of Common Stock issued and outstanding as of October 10, 1999, as reported in the Issuer's Quarterly Report on Form 10-Q for the period ended September 30, 1999. Includes 493,225 shares beneficially owned by Trans Cosmos USA, Inc. and 857,331 shares beneficially owned by U.S. Information Technology Financing, L.P. Trans Cosmos USA, Inc. is the wholly owned subsidiary of the reporting person and Trans Cosmos USA, Inc. is the sole general partner of U.S. Information Technology Financing, L.P.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                  Not applicable


ITEM 10.  CERTIFICATION

                  Not applicable.

-----------------------                                     --------------------
CUSIP NO.                                13G                 PAGE 5 OF    PAGES
-----------------------                                     --------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Trans Cosmos USA, Inc.          91-1725603
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Washington
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      493,225 shares
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   1,350,556 shares (3)
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    493,225 shares
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      1,350,556 shares (3)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,350,556 shares (3)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        9.4%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        CO
--------------------------------------------------------------------------------

(3) Includes 857,331 shares beneficially owned by U.S. Information Technology Financing, L.P.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     --------------------
CUSIP NO.                                13G                 PAGE 6 OF    PAGES
-----------------------                                     --------------------


ITEM 1 (a). NAME OF ISSUER: Primus Knowledge Solutions, Inc.

ITEM 1 (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      1601 Fifth Avenue, Suite 1900
                      Seattle, WA  98101


ITEM 2 (a). NAME OF PERSON FILING: Trans Cosmos USA, Inc.

ITEM 2 (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                      777 - 108th Ave., N.E., Suite 2300
                      Bellevue, WA  98004

ITEM 2 (c). CITIZENSHIP: Trans Cosmos USA, Inc. is a Washington corporation.

ITEM 2 (d). TITLE OF CLASS OF SECURITIES: Common stock, par value $0.025

ITEM 2 (e). CUSIP NUMBER: 218868107

ITEM 3  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
       (c), CHECK WHETHER THE PERSON FILING IS A: Not applicable.

       (a) [ ]  Broker or dealer registered under Section 15 of the Exchange
                Act;

       (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

       (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

       (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

       (e) [ ]  An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

-----------------------                                     --------------------
CUSIP NO.                                13G                 PAGE 7 OF    PAGES
-----------------------                                     --------------------


ITEM 4. OWNERSHIP

        (a)     Amount Beneficially Owned: 1,350,556 shares (4)

        (b).    Percent of Class: 9.4% (4)

        (c)     Number of Shares as to which Such Person has:

                (i)     sole power to vote or to direct
                        the vote                              493,225 shares

                (ii)    shared power to vote or to direct
                        the vote                            1,350,556 shares(4)

                (iii)   sole power to dispose or to direct
                        the disposition of                    493,225 shares

                (iv)    shared power to dispose or to direct
                        the disposition of                  1,350,556 shares(4)

        ----------------

        (4) Based upon 14,318,999 shares of Common Stock issued and outstanding as of October 10, 1999, as reported in the Issuer's Quarterly Report on Form 10-Q for the period ended September 30, 1999. Includes 857,331 shares beneficially owned by U.S. Information Technology Financing, L.P.


ITEM  5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS  Not applicable.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM  6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not applicable.


ITEM  8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not applicable.


ITEM  9. NOTICE OF DISSOLUTION OF GROUP

                Not applicable.

ITEM 10. CERTIFICATION

                Not applicable.

-----------------------                                     --------------------
CUSIP NO.                                13G                 PAGE 8 OF    PAGES
-----------------------                                     --------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        U.S. Information Technology Financing, L.P.         91-1934314
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Washington
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      857,331 Shares
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   -0- Shares
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    857,331 Shares
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      -0- Shares
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        857,331 Shares
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.0%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     --------------------
CUSIP NO.                                13G                 PAGE 9 OF    PAGES
-----------------------                                     --------------------


ITEM 1 (a). NAME OF ISSUER: Primus Knowledge Solutions, Inc.

ITEM 1 (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      1601 Fifth Avenue, Suite 1900
                      Seattle, WA 98101


ITEM 2 (a). NAME OF PERSON FILING: U.S. Information Technology Financing, L.P.

ITEM 2 (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                      777-108th Ave., N.E., Suite 2300
                      Bellevue, WA 98004

ITEM 2 (c). CITIZENSHIP: U.S. Information Technology Financing, L.P. is a
                         Washington limited partnership.

ITEM 2 (d). TITLE OF CLASS OF SECURITIES: Common stock, par value $0.025

ITEM 2 (e). CUSIP NUMBER: 218868107

ITEM 3  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A: Not applicable.

       (a) [ ]  Broker or dealer registered under Section 15 of the Exchange
                Act;

       (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

       (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

       (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

       (e) [ ]  An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

-----------------------                                     --------------------
CUSIP NO.                                13G                 PAGE 10 OF    PAGES
-----------------------                                     --------------------


ITEM 4. OWNERSHIP

        (a)     Amount Beneficially Owned: 857,331 shares (5)

        (b)     Percent of Class: 6.0% (5)

        (c)     Number of Shares as to which Person has:

                (i)     sole power to vote or to
                        direct the vote                        857,331 shares

                (ii)    shared power to vote or to
                        direct the vote                          - 0 - shares(5)

                (iii)   sole power to dispose or to
                        direct the disposition of              857,331 shares

                (iv)    shared power to dispose or to
                        direct the disposition of                - 0 - shares(5)

----------------

        (5) Based upon 14,318,999 shares of Common Stock issued and outstanding as of October 10, 1999, as reported in the Issuer's Quarterly Report on Form 10-Q for the period ended September 30, 1999.



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS  Not applicable.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.  CERTIFICATION

                  Not applicable.

-----------------------                                     --------------------
CUSIP NO.                                13G                 PAGE 11 OF    PAGES
-----------------------                                     --------------------


                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    TRANS COSMOS, INC.


        February 9, 2000          By  /s/ SHOZO OKUDA
                                    -------------------------------------------
                                    (Name) Shozo Okuda
                                           -------------------------------------
                                     (Its) Executive V.P
                                           -------------------------------------

                                    TRANS COSMOS USA, INC.


        February 9, 2000            By  /s/ SHOZO OKUDA
                                      -----------------------------------------
                                      (Name) Shozo Okuda
                                             -----------------------------------
                                       (Its) Chairman
                                             -----------------------------------


                                    U.S. INFORMATION TECHNOLOGY FINANCING, L.P.
                                       BY TRANS COSMOS USA, INC.
                                         ITS GENERAL PARTNER


        February 9, 2000            By: /s/ SHOZO OKUDA
                                     -----------------------------------------
                                     (Name) Shozo Okuda
                                            -----------------------------------
                                      (Its) Managing Director
                                            ------------------------------------

-----------------------                                     --------------------
CUSIP NO.                                13G                 PAGE 12 OF    PAGES
-----------------------                                     --------------------


                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    TRANS COSMOS, INC.


        February 9, 2000            By
                                       -----------------------------------------
                                       (Name) Shozo Okuda
                                              ----------------------------------
                                        (Its) Executive V.P
                                              ----------------------------------

                                    TRANS COSMOS USA, INC.


        February 9, 2000            By
                                       -----------------------------------------
                                       (Name) Shozo Okuda
                                              ----------------------------------
                                        (Its) Chairman
                                              ----------------------------------


                                    U.S. INFORMATION TECHNOLOGY FINANCING, L.P.
                                       BY TRANS COSMOS USA, INC.
                                         ITS GENERAL PARTNER


        February 9, 2000            By
                                       -----------------------------------------
                                       (Name) Shozo Okuda
                                              ----------------------------------
                                        (Its) Managing Director
                                              ----------------------------------

-----------------------                                     --------------------
CUSIP NO.                                13G                 PAGE 13 OF    PAGES
-----------------------                                     --------------------


                                  EXHIBIT INDEX


        EXHIBIT       DESCRIPTION
          99.1        Joint Filing Agreement